SI Silver Standard Resources Inc.

March 22, 2005

Esperanza Silver Corporation

1115 Grant Street, Suite G6

Denver, CO 80203

Attention: William Pincus

Dear Sirs:

Re:

Mineral Prospect Evaluation - Peru

We, Silver Standard Resources Inc. ("Silver Standard"), confirm our agreement with you, Esperanza Silver Corporation ("Esperanza"), for the evaluation of mineral prospects located in the Target Area (as defined below) on the following terms and conditions.

1.

Definitions. In this Agreement, the following terms shall be defined as follows:

(a)

"Applicable Law" or "Applicable Laws" means all applicable federal, provincial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

(b)

“Commencement of Commercial Production" means, in respect of any Property, the first day of the first period of thirty (30) consecutive days (excluding days, if any, where mining operations are legally required to be suspended) during which mining operations have been conducted on any parcel of' land covered by the Property for the purpose of earning revenues on a reasonably regular basis and whereby saleable products are being produced at a rate of sixty percent (60%) or more of the production rate specified in the most recent Feasibility Study completed with respect to the Property by the processing facilities constructed on or needed for the benefit of the property.

(c)

"Encumbrance" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option, royalty interest or encumbrance of any nature or kind whatsoever;

(d)

"Evaluation Phase" has the meaning set out in paragraph 2 below;

(e)

"Feasibility Study" means, in respect of any Property, a detailed study of the Property in which all geological, engineering, operating, economic and other relevant factors are analyzed in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the Property for mineral production;

(f)

"Joint Venture" has the meaning set out in paragraph 4 below;

(g)

"Net Smelter Returns Royalty" has the meaning set out in Schedule A to this Agreement;

(h)

"Property" has the meaning set out in paragraph 3 below;

(i)

"Qualified Expenditures" means all direct expenditures required to be incurred by Esperanza during the Evaluation Phase to locate, delineate and evaluate mineral deposit(s) within the Target Area, such as but not limited to: wages, salary and benefits of any employees, contractors and consultants involved in field work, direct project supervision, management and reporting; quantifiable communication expenses; direct or pro rata travel and accommodation; vehicle hire, fuel and maintenance; direct or pro rata field office costs; software and data management charges; analytical fees and charges; insurance and taxes; and

(j)

"Target Area" means the area located in the country of Peru between Latitude 13° 30' South and Latitude 6° 30' South.

2,

Evaluation of Mineral Prospects. Esperanza and Silver Standard shall cooperate in evaluating (the "Evaluation Phase") the mineral potential of the Target Area as follows:

(a)

Silver Standard shall contribute US $300,000 to the Evaluation Phase;

(b)

Esperanza shall contribute US $200,000 and data and expertise that shall be deemed to have a value of US $100,000, for a total of US $300,000, to the Evaluation Phase;

(c)

Esperanza shall be the operator during the Evaluation Phase and as operator shall be entitled to charge a management fee of 10% on all Qualified Expenditures;

(d)

as operator during the Evaluation Phase, Esperanza shall propose to Silver Standard generative exploration programs for the Target Area and in respect of each generative exploration program shall submit a draft program and budget to Silver Standard for comment or such other information and documentation as agreed to by Esperanza and Silver Standard. Silver Standard shall use reasonable efforts to provide Esperanza with comments and suggestions in respect of a proposed program and budget within 30 days of receipt of the proposed program and budget. Esperanza and Silver Standard shall work together to develop a program and budget mutually satisfactory to each of Esperanza and Silver Standard. No program shall commence prior to written agreement between Esperanza and Silver Standard on the program and budget;

(e)

budgets shall only be comprised of Qualified Expenditures and the management fee;

(f)

program cash calls shall be made in accordance with cash call procedures agreed to by Esperanza and Silver Standard from time to time and be made in proportion to each party's cash contributions to the Evaluation Phase;

(g)

within 60 days after the completion of a program, Esperanza shall provide Silver Standard with a report detailing the results of the program; and

(h)

the term of the Evaluation Phase shall expire on the sooner to occur of the expenditure of all funds committed to the Evaluation Phase under this paragraph 2 and a period of two years from the date of this Agreement, which term may be extended by agreement between the parties.

3.

Property Acquisition and Joint Venture. If as a result of the programs carried out during the Evaluation Phase, Esperanza acquires, or proposes to acquire, the mineral rights to one or more properties (individually known as a "Property") within the Target Area, whether at the request of Silver Standard or on its own accord, Esperanza shall advise Silver Standard promptly in writing of the acquisition, or proposed acquisition, of the Property. Silver Standard shall have a period of 60 days, from receipt of notice from Esperanza, to elect, by delivering written notice of its election to Esperanza, to form a joint venture with Esperanza for the exploration and development of the Property. If Silver Standard elects to form a joint venture within such 60 day period, Silver Standard and Esperanza shall form a joint venture on the terms and conditions set out in paragraph 4 below. If Silver Standard elects not to form a joint venture, or fails to make an election, within such 60 day period, Silver Standard shall be entitled to and be granted by Esperanza, a Net Smelter Returns Royalty of 2% on all sales of mineral products from the Property, and Esperanza shall hold a 100% interest in the Property, subject to the Net Smelter Returns Royalty payable to Silver Standard.

4.

Joint Venture Agreement. If Silver Standard elects to enter into a joint venture with Esperanza in respect of a Property, Esperanza and Silver Standard shall form a joint venture (the "Joint Venture") for the exploration and development of the Property and enter into a joint venture agreement (the "Joint Venture Agreement") substantially in the form referred to in the 1999 Continuing Legal Education Society of British Columbia mining law materials, which shall provide for:

(a)

each of Esperanza and Silver Standard to have a 50% interest in the joint Venture;

(b)

the joint Venture to incorporate a sociedad anonima ("Propco") in Peru, the shares of which shall be registered in the names of Esperanza and Silver Standard in proportion to their respective interests in the joint Venture from time to time;

(c)

all mineral and surface rights to the Property acquired or to be acquired to be registered in the name of Propco;

(d)

the right for Silver Standard to elect, at its sole discretion, by delivering written notice of its election to Esperanza within 60 days of the signing of the joint Venture Agreement, to increase its interest in the joint Venture by 5%, to a 55% total interest, by incurring the first US $500,000 (the "SSR Expenditures") in exploration expenditures (determined on a basis consistent with the expenditures included in the definition of Qualified Expenditures) on the Property following the formation of the joint Venture, provided that:

(i)

Silver Standard shall have a period of three years from the date it elects to increase its interest in the joint Venture to 55% to incur the SSR Expenditures, of which US $125,000 shall be incurred in the first year of the three year period;

(ii)

Silver Standard shall have the right to be, or appoint, the operator under the joint Venture in carrying out the SSR Expenditures;

(iii)

Silver Standard shall have the right to charge a management fee of 10% in carrying out the SSR Expenditures, which amount shall be included in the SSR Expenditures, provided that if Esperanza is appointed the operator by Silver Standard, Esperanza shall be entitled to charge the management fee of 10% in place of Silver Standard;

(e)

the completion of exploration programs having an aggregate value of US $1,500,000 (the "Required Programs"), funded in proportion to each parties interest in the joint Venture, following the formation of the Joint Venture or, if Silver Standard elects to increase its interest to 55%, following Silver Standard increasing its interest;

(f)

a standard dilution formula;

(g)

a right of first offer on the other party's interest in the Joint Venture;

(h)

the party with the greatest interest in the joint Venture to have the right to elect to be the operator of the Joint Venture, provided that if the parties have equal interests in the Joint Venture, Esperanza to be the operator of the joint Venture;

(i)

the management committee of the Joint Venture to initially be comprised of two representatives of each party, with the operator of the Joint Venture entitled to appoint the Chairman of the management committee, who shall not have a second or casting vote;

(j)

the management committee of the joint Venture to appoint the directors of Propco so that Propco has two directors, one representative of Esperanza and one representative of Silver Standard;

(k)

the management committee of the Joint Venture to be responsible for all decisions to be made in respect of Propco and the Property;

(l)

the operator of the Joint Venture to be entitled to a management fee of 10% of exploration expenditures;

(m)

in the event a party's interest in the Joint Venture is reduced to less than 10%, the party's interest to be converted to a Net Smelter Returns Royalty of 2% on all sales of mineral products from the Property;

(n)

management committee meetings to be held in Vancouver, British Columbia, unless agreed otherwise;

(o)

an area of common interest lying within a distance of ten kilometers from the outermost boundary of the mineral rights which constitute the Property;

(p)

Esperanza and Silver Standard to execute and deliver such further documents and do such further acts and things as are necessary to comply with the Applicable Laws of Peru, provided that the joint Venture Agreement shall govern the relationship between the parties in respect of Propco and the Property; and

(q)

the governing law of the agreement to be the Applicable Laws of the Province of British Columbia without reference to its conflict of laws rules.

5.

Additional Options. On completion of any Required Program in respect of any Property, Silver Standard shall have the right to elect, in its sole discretion, to:

(a)

increase its interest in the joint Venture in respect of the Property to a 70% interest (the "First Option") by paying all costs required to be incurred to complete a Feasibility Study on the Property; and

(b)

if Silver Standard increases its interest to 70 % in the joint Venture under the First Option, increase its interest in the joint Venture in respect of the Property to an 80% interest (the "Second Option") by paying all costs required to be incurred to place such property into commercial production up to the Commencement of Commercial Production.

If Silver Standard exercises the Second Option, it shall be entitled to 90% of all proceeds from production from the Property, after debt servicing payments, costs and expenses, until it is fully reimbursed for Esperanza's proportional share of the development costs of the Property.

6.

Flor de Loto Property. Esperanza has acquired the mineral rights to the Flor de Loto property, which is located within the Target Area. Silver Standard shall have a period of 30 days following the execution of this Agreement to elect to form a joint Venture for the exploration and development of the Flor de Loto property. If Silver Standard elects to form a joint Venture in respect of the Flor de Loto property, all Qualified Expenditures incurred by Esperanza up to the date Silver Standard so elects shall be deemed to be contributions to the Evaluation Phase by Esperanza and shall be deducted from the US $200,000 to contributed by Esperanza under subparagraph 2(b) above.

7.

Representations and Warranties of Esperanza. Esperanza represents and warrants to Silver Standard as follows.

(a)

Esperanza is duly incorporated and is a valid and subsisting company under the Applicable Laws of its jurisdiction of incorporation;

(b)

the execution, delivery and performance of this Agreement and the agreements and transactions contemplated herein are within the corporate power and authority of Esperanza and have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of Esperanza, enforceable in accordance with its terms, subject only to the following qualifications:

(i)

an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy; and

(ii)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors' rights;

(c)

none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfilment of or compliance with the terms and provisions hereof do or will, nor will they with the giving of notice or the lapse of time or both:

(i)

conflict with or violate any provision of any Applicable Law;

(ii)

conflict with any of the terms, conditions or provisions of the charter documents of Esperanza

(iii)

conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which Esperanza is a party or by which it is bound or to which the property of Esperanza is subject; or

(iv)

result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by Esperanza or in the creation of any Encumbrance upon any material assets of Esperanza under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award or give to any other person any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award; and

(d)

no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or agency, including any governmental department, commission, bureau, board or administrative agency or court, and no registration, declaration or filing by Esperanza with any such governmental authority, regulatory body or agency or court is required in connection with the execution, delivery or performance of this Agreement by Esperanza.

8.

Representations and Warranties of Silver Standard. Silver Standard represents and warrants to Esperanza as follows.

(a)

Silver Standard is duly incorporated and is a valid and subsisting company under the Applicable Laws of its jurisdiction of incorporation;

(b)

the execution, delivery and performance of this Agreement and the agreements and transactions contemplated herein are within the corporate power and authority of Silver Standard and has been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of Silver Standard, enforceable in accordance with its terms, subject only to the following qualifications:

(i)

an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy; and

(ii)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors' rights;

(c)

none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfilment of or compliance with the terms and provisions hereof do or will, nor will they with the giving of notice or the lapse of time or both:

(i)

conflict with or violate any provision of any Applicable Law;

(ii)

conflict with any of the terms, conditions or provisions of the charter documents of Silver Standard;

(iii)

conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which Silver Standard is a party or by which Silver Standard is bound or to which the property of Silver Standard is subject; or

(iv)

result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by Silver Standard or in the creation of any Encumbrance upon any material assets of Silver Standard under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award or give to any other person any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award; and

(d)

no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or agency, including any governmental department, commission, bureau, board or administrative agency or court, and no registration, declaration or filing by Silver Standard with any such governmental authority, regulatory body or agency or court is required in connection with the execution, delivery or performance of this Agreement by Silver Standard.

9.

Confidential Information. All data and other information compiled during the Evaluation Phase shall be deemed to be confidential information and shall not be disclosed by either party to a third party without the prior consent of the other party. All news releases shall be provided to the other party for approval prior to release to the public.

10.

Notice. Any notice, election or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or telecopied to the party to whom it is given addressed to such party at its address set out in this Agreement.

11.

Assignment and Approval of Agreement. This Agreement may not be assigned by either party and is subject to the approval of the board of directors of Esperanza.

If this letter accurately sets out the terms of our Agreement for the evaluation and, if warranted, acquisition of mineral prospects within Peru, please execute the enclosed copy of this letter where provided and return it to the attention of the undersigned.

Yours sincerely,

SILVER STANDARD RESOURCES

Per:

Robert A. Quartermain

President

The undersigned hereby acknowledges and agrees to the terms of the Agreement set out in this letter as of the 22nd day of March 2005.

ESPERANZA SILVER CORPORATION

THIS IS SCHEDULE A to the Letter Agreement made as of the 22nd day of March 2005 between Esperanza Silver Corporation and Silver Standard Resources Inc.

Net Smelter Returns Royalty

1.

Interpretation

1.1

Where used herein:

"Agreement" shall mean the above-referenced agreement, including any amendments thereto or renewals or extensions thereof.

"Fiscal Period" shall mean each calendar year or other period of twelve consecutive months adopted by the operator of the Property for tax purposes.

"Property" shall mean that property which is the subject of, or which becomes subject to, the Agreement.

"Royalty Interest" shall mean the share of Net Smelter Returns payable under the Agreement, being 2% of Net Smelter Returns as defined below.

2.

Net Smelter Returns

2.1

"Net Smelter Returns" shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of ores, metals (metals shall include bullion) or concentrates produced from the Property and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges; penalties; smelter assay costs and umpire assay costs; cost of freight and handling of ores, metals or concentrates from the Property to any mint, smelter, refinery, or other purchaser; marketing costs; insurance on all such ores, metals or concentrates; customs duties; severance, royalties, ad valorem or mineral taxes or the like and export and import taxes or tariffs payable in respect of said ores, metals or concentrates.

3.

Payment

3.1

The Royalty Interest shall be paid on a quarterly basis within 45 days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter.

3.2

Each payment under Section 3.1 shall be accompanied by a statement indicating the calculation of Net Smelter Returns hereunder. The owner of the Royalty Interest shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided, however, that such audit shall be made only on an annual basis and within 12 months of the end of the Fiscal Period in respect of which such audit is made.

4.

Segregation of Property

4.1

The determination of Net Smelter Returns hereunder is based on the premise that production will be developed solely on the Property. If ores from other properties are incorporated in a single mining project, then in determining Net Smelter Returns hereunder the amount of minerals extracted from the Property for the calculation of Net Smelter Returns under this Schedule A shall be determined in accordance with the following formula:

M = G x T x R

where:

M=

the amount of minerals extracted from the Property for the respective period;

G =

the average grade of the ore extracted from the Property for such period, as determined by industry standard calculation from blast hole assaying;

T=

the tonnage of ore extracted from the Property for such period, as determined from truck haulage or other means of transport data; and

R=

the recoveries from processing such ore, as determined from the most recent feasibility study relating to recoveries from such mining project;

provided that if the parties fail to agree on the application of the above calculations in the determination of the allocation of proceeds received or deductions therefrom, the determination of such allocation shall be referred to arbitration under the Commercial Arbitration Act (British Columbia) and the arbitrator shall have reference first to this Agreement, and then, if necessary, to practices used in mining operations that are of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties, and his costs, including those of any independent mining consultant retained by the arbitrator, shall be shared equally by them.